The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Securities until the pricing supplement, the GEARS Strategies product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated March 31, 2016

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-204908

(To Prospectus dated March 17, 2016

and Product Supplement

dated March 30, 2016)

UBS AG $• Trigger GEARS

Linked to the S&P 500® Index due on or about April 30, 2021

  Investment Description

UBS AG Trigger GEARS (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the S&P 500® Index (the “underlying asset”). The amount you receive at maturity will be based on the direction and percentage change in the level of the underlying asset from the trade date to the final valuation date (the “underlying return”) and whether the final level is less than the downside threshold. If the underlying return is positive, UBS will pay you a cash payment equal to the principal amount plus a return equal to the underlying return multiplied by the upside gearing. If the underlying return is zero or negative and the closing level of the underlying asset on the final valuation date (the “final level”) is equal to or greater than the downside threshold, UBS will repay you the principal amount at maturity. If, however, the final level is less than the downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the underlying return, and in extreme situations, you could lose all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your initial investment. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

  Features

❑	Enhanced Exposure to Positive Underlying Return: At maturity, the Securities provide exposure to any positive underlying return multiplied by the upside gearing.

❑

Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure: If the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, UBS will repay you the principal amount at maturity. If the underlying return is negative and the final level is less than the downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

  Key Dates*

Trade Date	April 26, 2016

Settlement Date	April 29, 2016

Final Valuation Date	April 27, 2021

Maturity Date	April 30, 2021

*	Expected. See page 2 for additional details.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have the same downside market risk as the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-25 of the GEARS Strategies product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

  Security Offering

These preliminary terms relate to Trigger GEARS linked to the S&P 500® Index. The upside gearing, the initial level and the downside threshold will each be determined on the trade date. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10 per Security, and integral multiples of $10 in excess thereof.

Underlying Asset	Bloomberg Ticker	Upside Gearing	Initial Level	Downside Threshold	CUSIP	ISIN
S&P 500® Index	SPX	1.16 to 1.26	•	60% of the Initial Level	90275R307	US90275R3075

The estimated initial value of the Securities as of the trade date is expected to be between $9.25 and $9.55 for Securities linked to the performance of the S&P 500® Index. The range of the estimated initial value of the Securities was determined on the date of this preliminary pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this preliminary pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the GEARS Strategies product supplement relating to the Securities, dated March 30, 2016, the accompanying prospectus and this preliminary pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this preliminary pricing supplement, the GEARS Strategies product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the S&P 500® Index	$•	$10.00	$•	$0.35	$•	$9.65

   Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this preliminary pricing supplement relates. When you read the index supplement, please note that all references therein to the prospectus dated June 12, 2015, or to any sections therein, should refer instead to the prospectus dated March 17, 2016, or to the corresponding sections in that prospectus, unless otherwise specified or the context otherwise requires. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the GEARS Strategies product supplement and the index supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	GEARS Strategies product supplement dated March 30, 2016:

http://www.sec.gov/Archives/edgar/data/1114446/000119312516524001/d141362d424b2.htm

♦	Index supplement dated June 12, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222032/d941398d424b2.htm

♦	Prospectus dated March 17, 2016:

http://www.sec.gov/Archives/edgar/data/1114446/000119312516508950/d116718d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this preliminary pricing supplement, “Securities” refer to the Trigger GEARS that are offered hereby, unless the context otherwise requires. Also, references to the “GEARS Strategies product supplement” mean the UBS product supplement, dated March 30, 2016, references to the “index supplement” mean the UBS index supplement, dated June 12, 2015 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated March 17, 2016.

This preliminary pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this preliminary pricing supplement and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

  Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying asset or stocks comprising the underlying asset (“underlying equity constituents”).

♦	You believe that the level of the underlying asset will appreciate over the term of the Securities.

♦	You would be willing to invest in the Securities if the upside gearing was set equal to the bottom of the range indicated on the cover hereof (the actual upside gearing will be set on the trade date).

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.

♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying equity constituents.

♦	You understand and are willing to accept the risks associated with the underlying asset.

♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying asset or the underlying equity constituents.

♦	You believe that the level of the underlying asset will decline during the term of the Securities and is likely to be less than the downside threshold on the final valuation date.

♦

You would be unwilling to invest in the Securities if the upside gearing was set equal to the bottom of the range indicated on the cover hereof (the actual upside gearing will be set on the trade date).

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.

♦	You do not understand or are not willing to accept the risks associated with the underlying asset.

♦	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity constituents.

♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “S&P 500® Index” in this preliminary pricing supplement for more information on the underlying asset. You should also review “Key Risks” in this preliminary pricing supplement and the more detailed “Risk Factors” in the GEARS Strategies product supplement for risks related to an investment in the Securities.

  Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 5 years. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.
Underlying Asset	S&P 500® Index
Upside Gearing	Between 1.16 and 1.26. The actual upside gearing will be determined on the trade date.
Payment at Maturity (per Security)

If the underlying return is positive, UBS will pay you an amount in cash equal to:

$10 × (1 + Underlying Return × Upside Gearing).

If the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, UBS will pay you an amount in cash equal to:

Principal Amount of $10.

If the underlying return is negative and the final level is less than the downside threshold, UBS will pay you an amount in cash that is less than your principal amount, if anything, equal to:

$10 × (1 + Underlying Return).

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Initial Level	The closing level of the underlying asset on the trade date, as determined by the calculation agent.
Final Level	The closing level of the underlying asset on the final valuation date, as determined by the calculation agent.
Downside Threshold	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level as indicated on the cover of this preliminary pricing supplement, as determined by the calculation agent.

  Investment Timeline

The initial level is observed. The actual upside gearing and downside threshold are determined.

The final level is observed on the final valuation date and the underlying return is calculated.

If the underlying return is positive, UBS will pay you an amount in cash per Security equal to:

$10 × (1 + Underlying Return × Upside Gearing).

If the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, UBS will pay you an amount in cash per Security equal to:

Principal Amount of $10.

If the underlying return is negative and the final level is less than the downside threshold, UBS will pay you an amount in cash per Security that is less than your principal amount, if anything, equal to:

$10 × (1 + Underlying Return).

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return.

Investing in the Securities involves significant risks. You may lose some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

  Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the GEARS Strategies product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities. UBS will only pay you the principal amount of your Securities in cash at maturity if the final level is equal to or greater than the downside threshold. If the underlying return is negative and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is only available if you hold your Securities to Maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying asset is equal to or greater than the downside threshold.

♦

The upside gearing applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside gearing, and the percentage return you realize may be less than the underlying return multiplied by the upside gearing, even if such return is positive. You can receive the full benefit of the upside gearing only if you hold your Securities to maturity.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦

Greater expected volatility generally indicates an increased risk of loss at maturity — “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of the that date that the final level of the underlying asset could be less than the downside threshold, and as a consequence, indicates an increased risk of loss. However, the underlying asset’s volatility can change significantly over the term of the Securities, and a relatively lower downside threshold may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.

♦

Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying asset and indirectly linked to the value of the underlying equity constituents, and will depend on whether, and the extent to which, the underlying return is positive or negative. The level of the underlying asset can rise or fall sharply due to factors specific to the underlying equity constituents, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

♦	Fair value considerations.

♦

The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level and volatility of the underlying asset, expected dividends on the underlying equity constituents, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to pricing the Securities on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Securities will develop. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Economic and market factors affecting the terms and market price of Securities prior to maturity — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the level of the underlying asset; the volatility of the underlying asset; the dividend rate paid on the underlying equity constituents, as applicable; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Securities. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

Owning the Securities is not the same as owning the underlying equity constituents — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity constituents. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that a holder of the underlying equity constituents may have.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall and there can be no assurance that the final level of the underlying asset will be equal to or greater than the initial level or downside threshold. The final level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituents. You should be willing to accept the risks of owning equities in general and the underlying constituents in particular, and the risk of losing some or all of your initial investment.

♦

The underlying asset reflects price return, not total return — The return on your Securities is based on the performance of the underlying asset, which reflects the changes in the market prices of the underlying equity constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the underlying equity constituents. The return on your Securities will not include such a total return feature or dividend component.

♦

Changes affecting the underlying asset could have an adverse effect on the value of the Securities — The policies of S&P Dow Jones Indices LLC, a division of The McGraw-Hill Companies, Inc., the sponsor of the underlying asset (the “index sponsor”), concerning additions, deletions and substitutions of the underlying equity constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying equity constituents may adversely affect the level of the underlying asset. The policies of the index sponsor with respect to the calculation of the underlying asset could also adversely affect the level of the underlying asset. The index sponsor may discontinue or suspend calculation or dissemination of the underlying asset. Any such actions could have an adverse effect on the value of the Securities.

♦

UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying asset. The index sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset or any underlying equity constituent may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with any issuer of an underlying equity constituent (an “underlying equity issuer”), which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent can postpone the determination of the initial level and/or upside gearing on the trade date and the final level on the final valuation date, if a market disruption event occurs and is continuing on that day. As UBS determines the economic terms of the Securities, including the upside gearing and downside threshold, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying asset to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay a total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What are the Tax Consequences of the Securities” herein and “Supplemental U.S. Tax Considerations” in the GEARS Strategies product supplement.

  Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities will be set on the trade date; amounts may have been rounded for ease of analysis):

Term:	Approximately 5 years
Initial Level:	2,000
Downside Threshold:	1,200 (60% of the Initial Level)
Upside Gearing:	1.16
Range of Underlying Return:	-100% to 40%

Example 1: The Underlying Return is 20%.

Because the underlying return is positive, the payment at maturity per Security will be calculated as follows:

$10 × (1 + 20% × 1.16) = $12.32 per Security (a 23.20% total return).

Example 2: The Underlying Return is -20% and the Final Level is equal to or greater than the Downside Threshold.

Because the underlying return is negative and the final level is equal to or greater than the downside threshold, the payment at maturity per Security will be equal to the principal amount, $10 (a 0.00% percent total return).

Example 3: The Underlying Return is -60% and the Final Level less than the Downside Threshold.

Because the underlying return is negative and the final level is less than the downside threshold, the payment at maturity per Security will be less than the principal amount, if anything, calculated as follows:

$10 × (1 + -60%) = $10 × 0.4 = $4 per Security (a 60% loss).

In this scenario, you will suffer a percentage loss on your initial investment in an amount that is equal to the underlying return.

Underlying Asset		Payment and Return at Maturity
Final Level	Underlying Return(1)	Payment at Maturity	Security Total Return at Maturity
2,800.00	40.00%	$14.64	46.40%
2,600.00	30.00%	$13.48	34.80%
2,400.00	20.00%	$12.32	23.20%
2,200.00	10.00%	$11.16	11.60%
2,000.00	0.00%	$10.00	0.00%
1,800.00	-10.00%	$10.00	0.00%
1,600.00	-20.00%	$10.00	0.00%
1,400.00	-30.00%	$10.00	0.00%
1,200.00	-40.00%	$10.00	0.00%
1,000.00	-50.00%	$5.00	-50.00%
800.00	-60.00%	$4.00	-60.00%
600.00	-70.00%	$3.00	-70.00%
400.00	-80.00%	$2.00	-80.00%
200.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

(1)	The underlying return excludes any cash dividend payments.

  S&P 500® Index

We have derived all information contained in this preliminary pricing supplement regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC, a division of The McGraw-Hill Companies, Inc. (“S&P Dow Jones Indices”), and/or its affiliates.

S&P Dow Jones Indices has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P Dow Jones Indices without regard to the Securities.

The S&P 500® Index is published by S&P Dow Jones Indices. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the percentage weight of each group in the index as a whole as of February 29, 2016 indicated below: Information Technology (20.4%), Financials (15.6%), Health Care (14.7%), Consumer Discretionary (12.9%), Consumer Staples (10.7%), Industrials (10.1%), Energy (6.6%), Utilities (3.4%), Materials (2.8%) and Telecommunication Services (2.8%).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500® Index, based on the daily closing levels as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the S&P 500® Index on March 24, 2016 was 2,035.94. The actual initial level will be the closing level of the S&P 500® Index on the trade date. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	1,416.51	1,277.06	1,408.47
4/2/2012	6/29/2012	1,419.04	1,278.04	1,362.16
7/2/2012	9/28/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/2/2013	3/28/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/28/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/2/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/2/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/4/2016*	3/24/2016*	2,051.60	1,829.08	2,035.94

*	As of the date of this preliminary pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through March 24, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of the S&P 500® Index from January 3, 2006 through March 24, 2016, based on information from Bloomberg. The dotted line represents a hypothetical downside threshold of 1,221.56, which is equal to 60% of the closing level on March 24, 2016. The actual downside threshold will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

   What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the GEARS Strategies product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying asset. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities, which should be long-term if you hold your Securities for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the GEARS Strategies product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

The Internal Revenue Service (“IRS”), for example, might assert that the Securities should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash), or that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying asset.

In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” of the GEARS Strategies product supplement, unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA” (discussed below), if you are not a U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

We will not attempt to ascertain whether the issuer of any index constituent stock would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Security upon a sale, exchange, redemption or other taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of an index constituent stock as a United States real property holding corporation or the Securities as United States real property interests. You should consult your tax advisor regarding the possible consequences to you if such entity is or becomes a USRPHC.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury Department regulations, certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks or indices containing U.S. stocks may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. Withholding under these regulations generally will not apply to specified ELIs entered into before January 1, 2017. Accordingly, non-U.S. holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying asset. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a non-U.S. entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

You are urged to consult your own tax advisors concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

  Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC will agree to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 12 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” in this preliminary pricing supplement.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the GEARS Strategies product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Security Offering	i
Additional Information about UBS and the Securities	ii
Investor Suitability	1
Indicative Terms	2
Investment Timeline	2
Key Risks	3
Hypothetical Examples and Return Table of the Securities at Maturity	7
S&P 500® Index	8
What are the Tax Consequences of the Securities?	10
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	12

Product Supplement

Product Supplement Summary	PS-1
Payment at Maturity for the Securities	PS-1
Hypothetical Examples of How the Securities Perform	PS-15
Risk Factors	PS-24
General Terms of the Securities	PS-41
Payment at Maturity for the Securities	PS-41
Market Disruption Events	PS-49
Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset	PS-52
Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset	PS-56
Use of Proceeds and Hedging	PS-65
Supplemental U.S. Tax Considerations	PS-66
Certain ERISA Considerations	PS-74
Supplemental Plan of Distribution (Conflict of Interest)	PS-75

Index Supplement

Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-7
S&P 500® Index	IS-12
Commodity Indices	IS-17
Bloomberg Commodity IndexSM	IS-17
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-24
Non-U.S. Indices	IS-29
EURO STOXX 50® Index	IS-29
FTSETM 100 Index	IS-31
Hang Seng China Enterprises Index	IS-35
MSCI Indexes	IS-38
MSCI-EAFE® Index	IS-38
MSCI® Emerging Markets IndexSM	IS-38
MSCI® Europe Index	IS-38

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Trigger GEARS due on or about April 30, 2021

Preliminary Pricing Supplement dated March 31, 2016

(To Product Supplement dated March 30, 2016

Index Supplement dated June 12, 2015

and Prospectus dated March 17, 2016)

UBS Investment Bank

UBS Financial Services Inc.